Exhibit 12
                               NYNEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                           Year

                                                               1995        1994        1993          1992          1991

Earnings
     Earnings before Interest Expense,
       Extraordinary Item and Cumulative
       Effect of Change in Accounting Principle              $1,803.4    $1,466.4      $387.1      $1,995.8      $1,326.8
     Federal, State and Local Income Taxes                      640.9       303.7      (172.7)        570.4         192.1
     Estimated Interest Portion of Rental Expense*              117.3       109.0       117.3         126.2         127.9
     Priority Distributions                                      47.1        29.9        15.2           -             -
                                                             --------    --------      ------      --------      --------
         Total Earnings*                                     $2,608.7    $1,909.0      $346.9      $2,692.4      $1,646.8
                                                             ========    ========      ======      ========      ========


Fixed Charges

     Total Interest Expense                                  $  733.9    $  673.8      $659.5      $  684.6      $  726.0
     Estimated Interest Portion of Rental Expense*              117.3       109.0       117.3         126.2         127.9
     Priority Distributions                                      47.1        29.9        15.2           -             -
                                                             --------    --------      ------      --------      --------
         Total Fixed Charges*                                $  898.3    $  812.7      $792.0      $  810.8      $  853.9
                                                             ========    ========      ======      ========      ========

Ratio of Earnings to Fixed Charges**                             2.90        2.35         .44          3.32          1.93
                                                             ========    ========      ======      ========      ========

*    Restated to conform to current year's presentation.
** Earnings were inadequate to cover Fixed Charges by $445.1 million for the year ended December 31, 1993 as a result of $2.1 billion of fourth quarter 1993 business restructuring charges ($1.4 billion after-tax).